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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Micro General Corporation:

     We consent to incorporation by reference in the registration statements (no. 2-85485, 2-94290, 333-22240, 333-64289 and 333-95913) on Form S-8 of Micro
General Corporation of our report dated March 28, 2000, relating to the consolidated balance sheets of Micro General Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Micro General Corporation.

                                          KPMG LLP

Los Angeles, California
March 28, 2001